Exhibit 10.5

AGREEMENT FOR LEASE of land, including equipment, chattels and vehicles, made as of the 1st day of December, 2010, PURSUANT TO THE SHORT FORMS OF LEASES ACT.

BETWEEN:

AVONDALE STORES LIMITED

a Company incorporated pursuant to the laws of the Province of Ontario,

Hereinafter called the "Landlord" OF THE FIRST PART -and-

JBI (CANADA) INC.

a Company incorporated pursuant to the laws of the Province of Ontario,

Hereinafter called the "Tenant" OF THE SECOND PART

WHEREAS the Landlord is the owner of approximately nine (9) acres of property zoned light/heavy industrial comprising a 19,200 square foot commercial building together with a 1 1/2 storey residence on the property, currently vacant, all municipally known as 1786 Allanport Road, in the City of Thorold, the property of which is more particularly described in Schedule A annexed hereto;

AND WHEREAS the Landlord wishes to lease to the Tenant, and the Tenant wishes to lease from the Landlord, the property described in Schedule A aforesaid with all buildings located thereon;

NOW THEREFORE THIS INDENTURE WITNESSETH that in consideration of and subject to each and every covenant and condition hereinafter set forth and contained and to all covenants and powers implied, which the Landlord and Tenant agree to observe and perform as the same may be applicable to each of them respectively, the parties hereto agree as follows:

1. PREMISES

WITNESSETH that in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the said Tenant, to be paid, observed and performed, the said Landlord has demised and leased and by these presents doth demise and lease unto the said Tenant

ALL THOSE CERTAIN PREMISES municipally known as 1786 Allanport Road, City of Thorold, as legally described in Schedule A attached hereto (the "Demised Premises") which includes the residence and all other buildings on the property, save as for the roof top of the main commercial building;

2. TERM

TO HAVE AND TO HOLD the said Demised Premises for and during the term of Twenty (20) years and Sixteen (16) days to be computed from the 15th day of December, 2010 and from thenceforth ensuing and to be fully completed and ended on the 31st day of December, 2030.

3. RENTAL
Rent free period ~$18k, amort over 20 yrs ~$75/mos. Not material to account for.

(a)	THE LANDLORD HEREBY GRANTS to the Tenant the period from the 15th day of December, 2010 to the 14th day of April, 2011 as a rent free period, but only as it relates to base rent.

(b)
THEREAFTER YIELDING AND PAYING THEREFOR for the next Sixteen (16) days of the said term hereby granted, unto the said Landlord, the sum of Four Thousand ($4,000.00) for this period (the "Base Rent"), payable at par at Jordan Station, Ontario, in advance on the 15th day of April, 2011, together with Harmonized Sales Tax ("HST") thereon.

(c)
THEREAFTER YIELDING AND PAYING THEREFOR monthly and every month during the next Two (2) years and Eight (8) months of the said term hereby granted, unto the said Landlord, the greater of the sum of Eight Thousand Dollars ($8,000.00) per month (the "Base Rent"), or Twenty Percent (20%) of gross revenues generated by the Tenant at the Demised Premises, payable at par at Jordan Station, Ontario, the Base Rent of which is to be paid in advance on the 1st day of each and every month during this portion of the term, the first payment to be made on the 1st day of May, 2011, together with Harmonized Sales Tax ("HST") thereon.

(d)
THEREAFTER YIELDING AND PAYING THEREFOR monthly and every month during the next Four (4) years of the said term hereby granted, unto the said Landlord, the greater of the sum of Eight Thousand, Five Hundred Dollars ($8,500.00) per month (the "Base Rent), or Twenty Percent (20%) of gross revenues generated by the Tenant at the Demised Premises, payable at par at Jordan Station, Ontario, the Base Rent of which is to be paid in advance on the 1st day of each and every month during this portion of the term, the first payment to be made on the 1st day of January, 2014, together with Harmonized Sales Tax ("HST") thereon.

(e)
THEREAFTER YIELDING AND PAYING THEREFOR monthly and every month during the next Three (3) years of the said term hereby granted, unto the said Landlord, the greater of the sum of Nine Thousand Dollars ($9,000.00) per month (the "Base Rent), or Twenty Percent (20%) of gross revenues generated by the Tenant at the Demised Premises, payable at par at Jordan Station, Ontario, the Base Rent of which is to be paid in advance on the 1st day of each and every month during this portion of the term, the first payment to be made on the 1st day of January, 2018, together with Harmonized Sales Tax ("HST") thereon.

(f)
THEREAFTER YIELDING AND PAYING THEREFOR monthly and every month during the next Five (5) years of the said term hereby granted, unto the said Landlord, the greater of the sum of Nine Thousand, Five Hundred Dollars ($9,500.00) per month (the "Base Rent), or Twenty Percent (20%) of gross revenues generated by the Tenant at the Demised Premises, payable at par at Jordan Station, Ontario, the Base Rent of which is to be paid in advance on the 1st day of each and every month during this portion of the term, the first payment to be made on the 1st day of January„ 2021, together with Harmonized Sales Tax ("HST") thereon; and

(g)
THEREAFTER YIELDING AND PAYING THEREFOR monthly and every month during the final Five (5) years of the said term hereby granted, unto the said Landlord, the greater of the sum of Ten Thousand Dollars ($10,000.00) per month (the "Base Rent), or Twenty Percent (20%) of gross revenues generated by the Tenant at the Demised Premises, payable at par at Jordan Station, Ontario, the Base Rent of which is to be paid in advance on the 1st day of each and every month during this portion of the term, the first payment to be made on the lst day of January, 2026, together with Harmonized Sales Tax ("HST") thereon.

    The Tenant covenants to pay the rent.

4. ADDITIONAL RENT

Property Taxes:

THE TENANT shall pay to the Landlord, in addition to the base rent specified, as additional rent, the property taxes assessed on the Demised Premises, which said property taxes are assessed separately for the commercial property and for the residential property, all municipally known as 1786 Allanport Road, Thorold.

Such property taxes will be estimated annually based on the previous year's assessment plus a Two percent (2%) increase and be payable monthly, in advance together with the monthly base rent, together with Harmonized Sales Tax ("HST").

The Landlord agrees that upon it receiving the Final Property Tax Bills in each year of the Lease term granted herein, it will precisely calculate the amount of the property taxes payable by the Tenant for that year of the Lease term for which the monthly tax portion was estimated and provide to the Tenant copies of the said Final

Property Tax Bills together with a Statement verifying what the Tenant has paid; what is accurately due and payable to and including the end of the current year in the term of the Lease; and what the estimated property tax portion of Additional Rent the Tenant will be required to include in the post-dated cheques to be delivered by the Tenant to the Landlord for the next year of the lease term.

At the end of each year of the Lease term, the Landlord agrees it will refund any overpayment that the Tenant may have made, including HST; and the Tenant agrees that if there is a deficiency in the amount of property taxes prepaid for that year of the term, it will immediately remit the shortfall, together with HST, to the Landlord.

The Landlord states that the 2010 Property taxes assessed on the whole of the Demised Premises amounts to Twenty-seven Thousand, Four Hundred and Four 38/100 Dollars ($27,404.38). The additional rent payable to the Landlord for property taxes for the first year of the lease term amounts to Two Thousand, Three Hundred and Thirty Dollars ($2,330.00) per month, together with HST, based on estimated 2011 property taxes of Twenty-Seven Thousand, Nine Hundred and Sixty Dollars ($27,960.00).

20% of Gross Revenues:

THE TENANT shall pay to the Landlord, the greater of the Base Rent as provided for in paragraph 3 of this Lease, or Twenty (20%) percent of its Gross revenues, the resulting calculation to be Base Rent together with HST being compared with Twenty (20%) percent of the Gross revenues as hereinafter defined, so that any excess thereof shall be Additional Rent payable by the Tenant to the Landlord. The parties acknowledge that the Property taxes together with HST that the Tenant is required to pay as Additional Rent as hereinbefore set out shall not be included in making this calculation and shall at all times be payable as Additional Rent as hereinbefore provided.

The parties agree that the calculation of Twenty (20%) of Gross Revenues is defined as Twenty (20%) of Gross revenues of the Tenant generated at the Demised Premises, calculated from all sources of revenue generated thereon, and based on the industry fair market value of the oil/gas based products being produced at the Demised Premises.

The Tenant shall provide to the Landlord, on a monthly basis, no later than the 15th day of the following month, commencing with the fifth month of the first year of the term of this Lease (ie, fifteen days following the end of the month of May, 2011 so that the initial due date is June 15th, 2011) and continuing for each month of the term of this Lease, a Statement detailing the Gross revenues of the operations at the Demised Premises, together with the industry fair market values of the oil/gas based products produced at the Demised Premises, for the previous completed month of the term, together with, when applicable, a cheque payable to the Landlord for the Additional Rent in accordance with the terms of this provision, it being understood that the Statements shall be required to be delivered monthly to the Landlord regardless of whether or not there is Additional Rent owing to the Landlord in any month of the term of this Lease. The Landlord shall have the right to independently verify the Statements provided by the Tenant, at the discretion of the Landlord.

 The Tenant covenants to pay the Additional Rent.

5. POST-DATED CHEQUES

THE TENANT covenants to provide post-dated cheques to the Landlord, in advance, representing the monthly payments of Rent, Additional Rent for property taxes and Harmonized Sales Tax ("HST"), as applicable, the first series of which will be Four (4) monthly post-dated cheques commencing December 15th, 2010 and ending March 15th , 2011 for Additional Rent for property taxes only, each in the amount of Two Thousand, Six Hundred and Thirty-two 90/100 Dollars ($2,632.90), including HST, on or before December 15th, 2010.

The Tenant shall also provide to the Landlord, on or before December 15th,
2010, one post-dated cheque dated April 15th, 2011 for the Sixteen (16) day period from April 151h, 2011 to April 3041, 2011, representing all of Rent, Additional Rent for property taxes and Harmonized Sales Tax ("HST") in the amount of Six Thousand, Two Hundred and Twenty-five 54/100 Dollars ($6,225.54).

The Tenant shall also provide to the Landlord, on or before December 15th, 2010, post-dated cheques for the remainder of the first full year of the Lease term, being Eight (8) monthly post-dated cheques commencing May 1st, 2011 and ending December 31st, 2011 each in the amount of Eleven Thousand, Six Hundred and Seventy-two 90/100 ($11,672.90) Dollars made up as follows:

Base Rent	$8,000.00
HST on Base Rent	1,040.00
Property Taxes	2,330.00
HST on Property Taxes	302.90
Total	$11,672.90

The Tenant further covenants to provide to the Landlord, in advance on or before January 1st respectively for each remaining year of the Lease term, a series of Twelve (12) monthly post-dated cheques representing payment of the base rent as applicable in the respective year of the term as hereinbefore provided, and Additional Rent for property taxes, as hereinbefore provided, all together with HST.

6. OPTION TO RENEWAL

WHEN NOT IN DEFAULT, the Tenant shall have the option of renewing the within lease for a further Twenty (20) year Term, on the same terms and conditions as the within Lease, save as for Base Rent and Additional Rent payable which shall be agreed upon between the Landlord and the Tenant. This option shall be exercisable by the Tenant delivering to the Landlord written notice not later than nine (9) months prior to the expiry of the Term hereof, SAVE AND EXCEPT that there shall be no further right of renewal. The new terms for Base Rent and Additional Rent shall be agreed upon between the Landlord and the Tenant when notice of the Tenant's wish to exercise this option is received as hereinbefore provided by the Landlord.

7. RESIDENCE

THE TENANT shall be permitted to lease the residence located on the Demised Premises to a subtenant, who will be a subtenant of the Tenant herein, upon such terms and conditions as the Tenant and subtenant mutually agree upon, provided it first obtains the consent of the Landlord. PROVIDED FURTHER THAT such sublease shall contain a provision that the said sublease will terminate in the event the Tenant is required to deliver vacant possession of the Demised Premises back to the Landlord for any lawful reason therefore, including for any breach by the Tenant of this Lease Agreement, or at the expiration of the term of this Lease Agreement.

8. NET, NET, NET LEASE

NOTWITHSTANDING anything to the contrary hereinafter contained, it is understood that this Lease shall be a net, net, net lease to the Landlord and that the said Tenant covenants to pay all outgoings of any nature, for all of the Demised Premises, including but not limited to utilities, taxes and insurance. Upon the request of the Landlord, the Tenant will deliver promptly to the Landlord receipts for such payments.

THE TENANT COVENANTS and agrees with the Landlord:

(a)	Rent to pay the rent and additional rent;

(b)
Taxes
to pay all property taxes, rates, including local improvement rates, levies and assessments, rated, charged or assessed against the Demised Premises. The provisions of this section shall survive the termination of the Lease where the expiry of the term and the municipal realty taxation year do not coincide and the appropriate apportionment shall be made and the Tenants shall pay the amount of each apportionment;

(c)	Electric Charges to pay during the term hereof all charges in connection with electric current supplied at any time to the Demised Premises; at any time to the Demised Premises;

(d)	Heat, Water and Gas Charges to pay during the term hereof all charges for heat water and gas supplied at any time to the Demised Premises;

(e)
Insurance
throughout the Lease term, the Tenant shall take out and maintain at its own expense in the name of the Tenant and the Landlord , in such form and with such companies as the Landlord may reasonably require:

i)   Comprehensive general liability insurance of not less than $5,000,000.00 combined limit in respect of bodily injury or death and property damage arising out of the Tenant's business and/or use and occupancy of the Demised Premises showing the Landlord and any mortgagee of the Landlord as additional named insured's as their respective interests may appear with a severability of interest and a cross-liability clause and with the following extensions; owner's and/or contractor's protective, products and completed operations, medical payments, occurrence property damage, broad form property damage including completed operations, contingent employer's liability or employer's liability broad form automobile, employees as additional named insured's, personal injury, blanket contractual, and intentional acts to protect Persons or property;

ii)   Insurance upon the Tenant's furniture, fixtures, Leasehold improvements and Trade Fixtures and stock-in-trade on the Demised Premises in an amount not less than the full replacement value thereof with coverage against at least the perils of fire and standard extended coverage;

iii)   Broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the replacement cost of all Leasehold Improvements and of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Demised Premises, or relating to or serving the Demised Premises;

iv)        Business interruption insurance with at least twelve (12) months indemnity in an amount sufficient to reimburse the Tenant for loss of earnings attributable to perils insured against under subparagraphs i), ii) and iii) above;

v)   Any other form of insurance as the Landlord, acting reasonably, or any mortgagee of the Landlord, require from time to time in form, in amounts and for insurance risks against which a prudent tenant would insure;

and the Tenant shall further provide and maintain:

vi)        Fire insurance on the Demised Premises against, loss, damage or destruction caused by fire and extended perils under a standard extended form of fire insurance policy in such amounts and on such terms and conditions as would be carried by a prudent owner of a similar building, having regard to the size, age and location of the Demised Premises. The amount of insurance to be obtained shall be determined at the sole discretion of the Landlord. The Landlord may maintain such other insurance in respect of the Demises and its operation and management as the Landlord determines, acting reasonably. The Tenant shall not be an insured under the policies with respect to the Landlord's insurance, nor shall it be deemed to have any insurable interest in the property covered by such policies, or any other right or interest in such policies or their proceeds; and

vii)       Pollution Liability Coverage for an amount not less than $3,000,000.00 per claim and $3,000,000.00 aggregate that covers the rented property, including all underground or above ground storage tanks, for clean-up of pollution conditions on or under the rented property and/or the clean-up of pollution conditions that have migrated from the rented property and/or third party liability claims for bodily injury or property damage that result from pollution conditions on or under the rented property and/or pollution conditions that have migrated off-site from the rented property.

The following terms and conditions are applicable to the insurance policies specified above:

vii)       The aforesaid insurance shall exclude the exercise of any claim by the Tenant's insurer against the Landlord by subrogation;

viii)      All of the policies shall provide that such insurance may not be terminated, cancelled or materially altered unless 30 days' written notice of such termination, cancellation or material alteration is given by the insurers to the Landlord, and any mortgagee of the Landlord;

ix)         The Tenant shall, prior to gaining entry to all or part of the Demised Premises, deliver to the Landlord certificates of such insurance, or the original or certified copy of such insurance policies and shall do so thereafter during the Term or any renewal or extensions thereof, within thirty (30) days after the Landlord's request;

x)          All of the policies shall be non-contributing with and only apply as primary and not as excess to any other insurance available to the Landlord and its mortgagees; and

xi)         If there is damage or destruction to the Leasehold Improvements in the Demised Premises, the Tenant will use the full insurance proceeds received in respect of such damage or destruction for the sole purpose of repairing or restoring them. If there is damage to or destruction of the buildings entitling the Landlord to terminate this Lease, then if the Demised Premises have also been damaged or destroyed, the Tenant will pay, and assign to, the Landlord all of its insurance proceeds relating to the Leasehold improvements.

xii)      The Tenant will indemnify the Landlord and save it harmless from any and all losses or claims, actions, demands, liabilities and expenses in connection with loss of life, personal injury and/or damage to or loss of property: (a) arising out of any occurrence in or about the Demised Premises; (b) occasioned or caused wholly or in party by any act or omission of the Tenant or anyone for whom it is in law responsible; or (c) arising from any breach by the Tenant of any provisions of this Lease.

9. REPAIRS TO DEMISED PREMISES

The Tenant shall keep the Demised Premises in good repair (reasonable wear and tear, and damage by fire, lightning and tempest only excepted);

a) AND the said Tenant shall be responsible for the servicing, repair and replacement of all components to all buildings on the Demised Premises relating to electrical, heating, water and gas equipment; including interior and exterior repairs and normal day to day maintenance of the HVAC equipment, including capital repairs and replacements to the structure of all buildings on the Demised Premises, including roof tops;

b) AND the said Landlord may enter and view state of repair;

c) AND the said Tenant will repair according to notice in writing (reasonable wear and tear and damage by fire, lightning and tempest excepted);

d) AND the said Tenant will leave the Demised Premises in good repair (reasonable wear and tear and damage by fire, lightning and tempest only excepted).

10. ENVIRONMENTAL PROTECTION

a) Compliance with Environmental Laws:

Without limiting any other obligation of the Tenant in this Lease, the Tenant covenants and agrees that it shall, at its sole cost and expense, observe and otherwise comply with, and cause its sublessees, invitees and all other occupants of the Demised Premises to observe and comply with all Environmental Laws. Without limiting the generality of the foregoing, the Tenant covenants and agrees that:

i)    it shall not cause or permit any Hazardous Substance to be brought into, stored, kept or used in or about the Demised Premises or any part thereof, other than any Hazardous Substance that is used in the ordinary course of the permitted use being carried on at the Demised Premises and which is stored, kept and used in strict compliance with all Environmental Laws pertaining thereto;

ii)         it shall not permit any emissions, discharges or releases of Hazardous Substances or materials containing Hazardous Substances from the Premises, other than where such occurs in the ordinary course of the permitted use being carried on at the Demised Premises in strict compliance with all Environmental Laws pertaining thereto;

iii)       it shall not construct or install any underground storage tank in the said Premises; and

iv)        on the expiration or earlier termination of this Lease, it shall cause each and every Hazardous Substance which is then located on the Demised Premises to be removed from the Demised Premises in compliance with all Environmental Laws pertaining thereto.

b) Notice of Orders:

The Tenant shall immediately provide the Landlord with written notice of any order, direction, notice of default or notice of legal action received by the Tenant pursuant to any Environmental Laws and relating to the Demised Premises, the use and occupation of the Demised Premises or the business carried on at the Demised Premises.

c) Right of Inspection:

The Landlord and its mortgagees and their agents, servants, employees and representatives shall have the right (but not the obligation), from time to time, to inspect (including the right to conduct an environmental audit or assessment) the Demised Premises for the purpose of determining whether the Tenant is in compliance with its obligations under this Paragraph 10. The Tenant shall pay, as Additional Rent, any reasonable costs incurred by the Landlord in making such inspections of the Demised Premises if, by virtue of said inspection, the Tenant is determined to be in default under this Lease. Such costs shall be paid forthwith on demand. The Landlord shall also have the right to examine all of the Tenant's relevant files, books, records, statements, plans and other written information in the Tenant's possession relating to the compliance with Environmental Laws at the Demised Premises. The Tenant authorizes the Landlord to make inquiries from time to time with any governmental authority having jurisdiction in respect of matters relating to the Tenant's compliance with Environmental Laws at the Demised Premises, and the Tenant agrees to provide any further authorizations as may be required to facilitate the obtaining of such information.

d) Audit Report at End of Term:

Upon the request of the Landlord, given to the Tenant within six (6) months preceding the calendar month in which the Term or any extension or renewal thereof (as the case may be) expires, the Tenant shall provide to the Landlord, at the sole cost of the Tenant, an independent audit or assessment report, in form and substance and from a qualified consultant approved by the Landlord, acting reasonably, regarding Hazardous Substances in, on or under the Demised Premises (the "Exit Report"). Should the Exit Report reveal that the presence of any Hazardous Substances beyond those permitted by Environmental Laws were found in, on or under the Demised Premises that were released, discharged, emitted or otherwise produced by the Tenant or its employees, agents, invitees or contractors, the Tenant shall complete all remediation required on or before the end of the Term (or renewal or extension) to standards required by all Environmental Laws at that time. If for reasons beyond the control of the Tenant such remediation cannot be completed by the end of the Term (or renewal or extension as the case may be) the Tenant shall be entitled, by notice to the Landlord given within ten (10) days of the delivery of the Exit Report to the Landlord, to an additional two (2) months to complete such remediation. All terms and conditions shall continue during such two (2) month period including all of the Tenant's obligations in respect of Rent.

e) Rectification of Breach:

In the event that the Landlord determines that the Tenant is in breach of its obligations in this Paragraph 10, the Landlord may, without limiting any other rights or remedies, provide the Tenant with notice in writing of the breach, and the Tenant shall commence to rectify such breach at the Tenant's sole cost and expense, and shall complete such rectification as soon as reasonably possible. In the event that the Tenant does not commence to rectify such breach, the Landlord may, at its option and in its sole discretion, terminate this Lease without any further notice, or may rectify such breach at the cost of the Tenant, and the Tenant shall forthwith, on demand, reimburse the Landlord for the cost of rectification together with an administration fee of fifteen percent (15%) of the cost of rectification. Such amount shall be payable and collectible as Additional Rent.

f) Remediation:

If any governmental authority shall require the clean-up of any Hazardous Substance held, released, spilled, abandoned or placed on the Demised Premises or released into the environment by the Tenant, its sublessees or anyone permitted on the Demised Premises by the Tenant, or as a result of the use or occupancy of the Demised Premises by the Tenant or its sublessees, invitees or other occupants, the Tenant shall, at its own expense: (a) prepare all necessary studies, plans and proposals required as a result thereof; (b) obtain all necessary approvals of such authorities required to complete the remediation to the standards required by all Environmental Laws together with any other work required; (c) provide all bonds and other security required by such authorities; and (d) carry out and complete the remediation to the standards required by all Environmental Laws together with any other work required. The Tenant shall also provide the Landlord with copies of the plans and proposals and keep the Landlord advised from time to time as to the status its remediation and other work.

g)  Hazardous Substances Remain Property of Tenant:

If the Tenant or its sublessees or anyone else permitted on the Demised Premises by the Tenant creates or brings to the Demised Premises any Hazardous Substance, or if the conduct of business at the Demised Premises shall cause there to be any Hazardous Substance at the Demised Premises, then, notwithstanding any provision in this Lease or rule of law to the contrary, such Hazardous Substance shall be and remain the sole and exclusive property of the Tenant, and shall not become the property of the Landlord notwithstanding the degree of affixation to the Demised Premises of the Hazardous Substance or the goods containing the Hazardous Substance, and notwithstanding the expiration or earlier termination of this Lease.

h)            Tenant Indemnity:

The Tenant agrees to indemnify and save harmless the Landlord, its mortgagees, and their agents, servants, employees and others for whom the Landlord is at law responsible, against any and all liabilities, claims, damages, interest, penalties, fines, monetary sanctions, losses, costs and expenses whatsoever (including, without limitation, reasonable costs of professional advisors, consultants and experts in respect of any investigation, and all costs all remediation and other clean-up costs and expenses) arising in any manner whatsoever out of:

i)	any breach by the Tenant of any provisions of this Paragraph 10, or noncompliance by the Tenant, its sublessees, invitees and other occupants, with any Environmental Laws;

ii)
any generating, manufacture, refinement, treatment, transportation, storage, handling, disposal, transfer, production or processing of any Hazardous Substance by the Tenant, its sublessees, invitees and other occupants; and

iii)	any illness, injury or death of persons, or any loss or damage to property, on or about the Demised Premises.

i) Survival of Obligations:

The covenants and agreements of, and indemnification by, the Tenant contained in this Paragraph 10 shall survive the expiration or earlier termination of this Lease notwithstanding anything herein contained to the contrary.

11. ASSIGNMENT

The said Tenant covenants with the said Landlord, its successors and assigns, not to assign or sub-let the whole or any part of the Demised Premises without leave; the Tenant hereby waives and renounces the benefit of any present or future act of the Legislature of Ontario which would allow the Tenant to assign or sub-let this lease, without leave of the Landlord.

12. TYPE OF BUSINESS

The said Tenant covenants with the said Landlord, its successors and assigns, that the said Demised Premises will not, during the said term, be at any time used for any other purpose than that of a recycling plant facility and processing plant for conversion of plastic to oil.

13. FIXTURES

The said Tenant covenants with the said Landlord, its successors and assigns, that no fixtures, goods or chattels of any kind will, except in the ordinary course of business, be removed from the Demised Premises during the term hereby demised or at any time thereafter without the written consent of the Landlord, its successors or assigns, being first had and obtained, until all rent in arrears as well as all rent to become due during the remainder of the term hereby granted shall have been fully paid, or the payment thereof secured to the satisfaction of the Landlord or its assigns.

14. ELECTRIC POWER

The said Tenant covenants with the said Landlord, that it will not, during the said term or at any time prior or subsequent thereto, purchase, acquire or use any electric current for lighting or other purposes except from the company or corporation which shall for the time supply the Landlord with electric current for such purposes in the Demised Premises; the intention being that without the written consent of the Landlord, there shall be only one system of electric lighting in the Demised Premises. The Tenant hereby covenants to pay all charges for electric energy (for light and power) and gas used by the Tenant in the Demised Premises.

15. PARTITIONS, ALTERATIONS

The said Tenant covenants with the said Landlord, its successors and assigns, that if the Tenant shall during the said term desire to affix or erect partitions, counters or fixtures in any part of the walls, floors or ceilings of the Demised Premises, he may do so at his own expense at any time and from time to time provided that the Tenant's rights to make such alterations to the Demised Premises shall be subject to the following conditions:

a)   THAT before undertaking any such alterations, the Tenant shall submit to the Landlord a plan showing the proposed alterations and shall obtain the approval and consent of the Landlord to same;

b)   THAT all such alterations shall conform to all building by-laws, if any, then in force affecting the Demised Premises;

c)   THAT such alterations will not be of such kind or extent as to in any manner weaken the structure of the Demised Premises or the building in which the Demised Premises is located after the alterations are completed or reduce the value of the Demised Premises;

d)   THAT, except as herein provided the Tenant will not erect or affix or remove or change the location or style of any partitions or fixtures, without the written consent of the Landlord being first had and obtained;

e)   THAT, all structures, fixtures, building and other improvements that during the term are affixed to the Demised Premises, whether at the expense of the Tenant or otherwise, howsoever, vest in the Landlord, but the Tenant will during the term have the exclusive possession, occupation and use of such structures, fixtures, buildings (save as for the roof top of the main commercial building) and other improvements; however, any trade fixtures and chattels will not be considered fixtures within the meaning of this subparagraph. The said trade fixtures and chattels may be removed by the Tenant within thirty (30) days following the expiration or prior termination of this Lease, provided that the Tenant will make good any damage caused by such removal. Any trade fixtures and chattels not removed within thirty (30) days following the expiration or prior termination of this Lease will become forfeit to and vested in the Landlord.

16. BANKRUPTCY OR INSOLVENCY

The said Tenant covenants with the said Landlord, its successors and assigns, that if the term hereby granted or the goods and chattels of the Tenant or any permitted assignee or subtenant shall be at any time seized or taken in execution or attachment, or if the Tenant or any such permitted assignee or subtenant shall make an assignment for the benefit of creditors or shall become bankrupt or insolvent, or make a proposal to his creditors, or without the consent of the Landlord being first obtained in writing, shall make a sale, under the Bulk Sales Act, in respect of goods on the Demised Premises, or being a company shall become subject to any legislative enactment relating to liquidation or winding up, either voluntary or compulsory, the said term shall immediately become forfeited and void, and an amount equivalent to the next ensuing three months' rent shall be at once due and payable.

17. PROTECTIVE INSTALLATIONS

THE TENANT agrees to pay the cost of any installations, additions, or alterations to the Demised Premises that the Landlord may be required to make by any Municipal, Provincial or other governing authority, or requested by any private protective system used by the Tenant, for the security and protection of the Tenant and its employees and his, her or their effects including but not so as to limit the foregoing installations, additions or alterations for fire and theft protection and all such installations, additions, or alterations shall forthwith become the property of the Landlord.

18. DISTRESS

THE TENANT further covenants, promises and agrees with the Landlord that notwithstanding any present or future Act of the Legislature of the Province of Ontario, none of the goods or chattels of the Tenant at any time during the continuance of the term hereby created on the Demised Premises shall be exempt from levy by distress for rent in arrears by the Tenant as provided for by any section of any such Act, and that upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord, this covenant and agreement may be pleased as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named exempted in the said section, the Tenant waiving as it hereby does all and every benefit that could or might have accrued to it under and by virtue of the said section of the said act but for the above covenant.

19. QUIET ENJOYMENT

THE TENANT, on paying the Rent and Additional Rent hereinbefore provided for, and performing observing the covenants and provisions herein required to be performed and observed on its part, shall peaceably enjoy the Demised Premises for the Lease term.

20. TAXES AND RATES

THE LANDLORD shall pay all taxes and rates, municipal, parliamentary or otherwise, assessed against the Demised Premises of the Landlord or the Tenant on account thereof saving and excepting any business taxes and taxes upon personal property or income of the Tenant, license fees, or other taxes imposed upon the property, business or income of the Tenant;

PROVIDED THAT:

a) In the event of the Tenant being assessed as a Separate School Supporter, and by reason thereof the amount of the taxes payable on the Demised Premises being increased over the amount payable on an assessment as a Public School Supporter, then and in such event the Tenant covenants and agrees with the Landlord to pay to the Landlord the amount of such increase upon demand being made therefor in writing by the Landlord. It is understood and agreed that such increase shall be payable by the Tenant notwithstanding the fact that at the time such demand is made, the Tenant may have ceased to be a tenant of the Landlord. In the event of the Tenant failing to pay to the Landlord the amount of such increase upon demand as herein provided, then the Landlord shall have the same rights and remedies for collection thereof as for the rent in arrears.

b) The Tenant covenants and agrees to and with the Landlord that if there shall be an increase in municipal taxes payable by the landlord over the amount shown by the immediately last tax bill issued by the municipality in which the Demised

Premises are situate prior to the date of this lease the Tenant will pay any such increase apportioned over the term of the within lease and the renewal (if any) hereinbefore provided and that any such increase in municipal taxes shall be deemed to be part of the rent reserved hereunder and all the remedies available to the Landlord relating to rent both hereunder and at law shall apply, mutatis mutandis, thereto.

21. ACCESS

THE LANDLORD covenants to give the Tenant, its agents, clerks, servants and all persons transacting business with the Tenant, in common with other persons, the right to enter the Demised Premises by means of the main entrance on Allanport Road and free use of the passages from the street to the Demised Premises at all reasonable times, subject to rules and regulations in regard to the Demised Premises as may be passed from time to time.

PROVISO for re-entry by the said Landlord on non-payment or non-performance of covenants.

THE TENANT covenants to allow the Landlord, its employees, agents, clerks, or servants as authorized by the Landlord, unrestricted access to the roof top of the main commercial building on the Demised Premises at all times during the term of this Lease.

22. VOIDANCE OF LEASE FOR VACANT OR IMPROPER USE

IT IS FURTHER DECLARED AND AGREED that in case the Demised Premises or any part thereof, become and remain vacant and unoccupied for the period of fifteen days, or be used by any other person or persons, or for any other purpose than as above provided, without the written consent of the Landlord, this lease shall, at the option of the Landlord, cease and be void, and the term hereby created expire and be at an end, anything hereinbefore to the contrary notwithstanding and the proportionate part of the current rent shall thereupon become immediately due and payable. The Landlord may re-enter and take possession of the Demised Premises as though the Tenant or other occupant or occupants of Demised Premises were holding over after the expiration of the term; or in such case instead of determining this lease as aforesaid and re-entering upon the Demised Premises the Landlord may take possession of the Demised Premises, or any part or parts thereof, and let and manage the same and grant the lease or leases thereof upon such terms as to the Landlord or its assigns may appear to be reasonable, and demand, collect, receive and distrain for all rental which shall become payable in respect thereof, and apply the said rentals after deducting all expenses incurred in connection with the Demised Premises and in the collection of the said rent including reasonable commission for the collection thereof and the management of the Demised Premises, upon the rent hereby reserved, and the Landlord and its assigns and every such agent acting as aforesaid from time to time, shall in so acting be the agents of the Tenant, who alone shall be responsible for their acts, and the Landlord and its assigns shall not be accountable for any moneys except those actually received, notwithstanding any act, neglect, omission or default or any such agent acting as aforesaid.

23. WATER AND GAS DAMAGE

IT IS FURTHER DECLARED AND AGREED THAT the Landlord shall not be liable for any damage to any property at any time upon the Demised Premises arising from gas, steam, water, rain or snow, which may leak into, issue or flow from any part of the building of which the Demised Premises forms a part, or from the gas, water, steam or drainage pipes or plumbing works of the same or from any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electric or other wires in the Demised Premises or the building of which the Demised Premises forms a part.

THE TENANT SHALL BE LIABLE for any damage done by reason of water being left running from the taps in the Demised Premises or from gas permitted to escape therefrom.

24. RISKS OF INJURY

THE LANDLORD SHALL NOT BE RESPONSIBLE for any personal injury which shall be sustained by the Tenant or any employee, customer, or other person who may be upon the Demised Premises or in the buildings of which the Demised Premises form a part or the entrances or appurtenances thereto. All risks of any such injury being assumed by the Tenant, who shall hold the Landlord harmless and indemnified therefrom.

25. NOTICE OF ACCIDENT

THE TENANT SHALL GIVE the Landlord prompt written notice of any accident or other defect in the sprinkler system, water pipes, gas pipes or heating apparatus, telephone, electric or other wires on any part of the Demised Premises.

26. BUSINESS NOT TO BE A NUISANCE

THE TENANT WILL NOT DO OR PERMIT anything to be done on the Demised Premises or permit or keep anything therein which may be annoying to the Landlord or which the said Landlord may deem to be a nuisance. The said Tenant covenants not to obstruct or interfere with the rights of the Landlord or other occupants of the buildings on the Demised Premises or in any way injure or annoy them or conflict with any of the rules and regulations of the Board of Health or with any statute or municipal by-law.

27. SIGN

IT IS HEREBY FURTHER AGREED by and between the said Landlord and the said Tenant that no sign, advertisement or notice shall be inscribed, painted or affixed by the said Tenant on any part of the outside or inside of the building whatever, unless of such manner, colour, size and style and in such places upon or in the building as shall be first designated by the Landlord, and, furthermore, the Tenant, on ceasing to be Tenant of the Demised Premises, will, before removing his goods and fixtures from the Demised Premises, cause any sign as aforesaid to be removed or obliterated at his own expense and in a workmanlike manner to the satisfaction of the Landlord.8.

28. PLATE GLASS

THE TENANT AGREES at its own expense to replace any plate glass or other glass that has been broken or removed during the term of the within lease or of any renewal thereof and will during the said term keep the plate glass fully insured in some company approved by the Landlord.

29. FIRE

IF THE DEMISED PREMISES SHALL BE DESTROYED or damaged by fire or the elements during the term herein or any renewal thereof then the following provisions shall apply:

a) If the Demised Premises shall be so badly injured as to be unfit for occupancy, and as to be incapable of being repaired with reasonable diligence within one hundred and twenty days of the happening of such injury, then the term hereby granted shall cease and be at an end to all intents and purposes from the date of such damage or destruction, and the Tenant shall immediately surrender the same, and yield up possession of the Demised Premises to the Landlord, and the rent from the time of such surrender shall be apportioned;

b) If the Demised Premises shall be capable, with reasonable diligence, of being repaired and rendered fit for occupancy within one hundred and twenty days from the happening of such injury as aforesaid, but if the damage is such as to render the Demised Premises wholly unfit for occupancy, then the rent hereby reserved shall not run or accrue after such injury, or while the process of repair is going on, and the Landlord shall repair the same with all reasonable speed, and the rent shall recommence immediately after such repairs shall be completed.

c) If the Demised Premises shall be repaired within one hundred and twenty days as aforesaid, and if the damage is such that the Demised Premises are capable of being partially used, then until such damage shall have been repaired, the rent shall abate in the proportion that the part of the Demised Premises rendered unfit for occupancy bears to the whole of the Demised Premises.

30. NO ABATEMENT OF RENT

THERE SHALL BE NO ABATEMENT from or reduction of the rent due hereunder, nor shall the Tenant be entitled to damages, losses, costs or disbursements from the Landlord during the term hereby created on, caused by or on account of fire, (except as above), water, sprinkler systems, partial or temporary failure or stoppage of heat, light, elevator, live steam or plumbing service in or to the Demised Premises or the building of which the Demised Premises forms a part, whether due to acts of God, strikes, accidents, the making of alterations, repairs, renewals, improvements, structural changes to the Demised Premises or buildings or the equipment or systems supplying the said services, or from any cause whatsoever; provided that the said failure or stoppage be remedied within a reasonable time.

31. ARBITRATION

IN THE EVENT of any misunderstanding, misinterpretation or disagreement between the parties arising out of this Lease, the parties agree that the matter shall then be settled forthwith by a single arbitrator who shall be a recognized expert in the regional real estate market. The parties shall jointly select the said arbitrator, or if they are unable to agree upon a single arbitrator shall each select an arbitrator and the two arbitrators selected shall jointly select a third arbitrator. The determination of such arbitrator or arbitrators shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

The Arbitration Act of Ontario shall otherwise apply to such arbitration.

32. SUBORDINATION OF LEASE

THIS LEASE and all rights of the Tenant hereunder are subordinate and subject to all mortgages or deeds of trust or liens resulting from any method of financing which may now or at any time hereafter be in force against the land and buildings constituting the Demised Premises, and this lease and the rights of the Tenant hereunder will be subordinate to all advances made or to be made upon the security of such mortgages, deeds of trust or liens. This Lease and the rights of the Tenant hereunder will also be subject and subordinate to any renewal, modification, consolidation, replacement and extension of any such mortgage, deed of trust or lien. Upon request of the Landlord, the Tenant will subordinate this Lease and all of its rights hereunder in such form or forms as the Landlord may require to any such mortgage or mortgages, trust deeds or the charge or lien resulting from any other method of financing or refinancing and to all advances made or hereafter to be made upon the security thereof, and will if requested, attorn to the holder thereof. The Tenant also agrees to execute promptly whenever requested by the Landlord or by such mortgagee an instrument of subordination and/or attornment, as may be required of it, provided that the Tenant shall receive a non-disturbance or recognition agreement securing its right to occupy the Demised

Premises during the Term in accordance with the provisions of this Lease as long as the Tenant is not in default hereof.

33. RIGHT TO SHOW DEMISED PREMISES

THE TENANT WILL PERMIT the Landlord to exhibit the Demised Premises during the last nine (9) months of the term to any prospective tenant and will permit all persons having written authority therefor to view the Demised Premises at all reasonable hours.

34. NOTICES

ANY NOTICE WHICH EITHER OF THE PARTIES is required or permitted to give pursuant to any provision of this lease may, if intended for the Tenant, be given by a writing left at the Demised Premises or mailed by registered mail addressed to the Tenant at the Demised Premises or at the registered Head Office of the Tenant, and if intended for the Landlord by a writing left at the premises of the Landlord at:

4520 Jordan Road,
P.O. Box 130, Jordan Station, ON LOR 1S0

or mailed by registered mail addressed to the Landlord at the Landlord's premises, and such notice shall be deemed to have been given at the time it was delivered or mailed, as the case may be.

35. OVERHOLDING

IT IS HEREBY AGREED that should the Tenant hold over after the expiration of this Lease and the Landlord thereafter accept rent for the Demised Premises, the Tenant shall hold the Demised Premises as a monthly tenant only of the Landlord but subject in all other respects to the terms and conditions of this Lease.

36. FIRST RIGHT OF REFUSAL TO PURCHASE PROPERTY

PROVIDED THAT the Tenant is not in default under this Lease, the Tenant shall have the right (the "Right of First Refusal") to purchase the Demised Premises in the event that the Landlord shall, during the Term or any renewal term, receive an Offer to Purchase the Demised Premises, which offer the Landlord desires to accept. Should an Offer be presented to the Landlord for which it, at its sole discretion, desires to accept then the Landlord shall deliver to the Tenant a copy of such Offer and the Tenant shall have fifteen (15) days from receipt thereof to elect to purchase the Demised Premises on the same terms and conditions and at the same purchase price as are contained in the Offer presented. If the Tenant fails to respond to the Landlord within the said notice period, or if the Tenant declines to exercise its Right of First Refusal, the Landlord shall be at liberty to sell the Demised Premises to the offeror on the terms and conditions, and at the price set out in the said Offer.

37. CERTIFICATE OF APPROVAL ("COA")

The Tenant will receive on the date of commencement of the term of this Lease, the transfer of the Certificate of Approval ("COA") issued by the Ministry of the Environment for the operation of the recycling plant on the Demised Premises. The Tenant acknowledges and agrees that any amendments to the COA shall be completed by the Tenant, at its cost. It is the Tenant's sole responsibility to provide to the Ministry of the Environment the relevant documentation required by it for the purposes of obtaining the necessary approval for a transfer of the COA, at the Tenant's cost, and the Tenant agrees to complete all requirements within thirty (30) days of the commencement of the Lease term and to provide to the Landlord proof that the COA has been properly transferred to it by the Ministry of Environment. In the event the Tenant, at the expiration of the term of this Lease, or any renewal term, chooses not to continue with the operation of the recycling business, the Tenant agrees to transfer back to the Landlord the COA, at no cost to the Landlord. The Tenant agrees to keep the COA in good standing at all times.

38. PERSONAL GUARANTEE

John W. Bordynuik, for himself, his heirs, executors, administrators and assigns, hereby covenants with the Landlord and its successors and assigns, that in case default shall be made in payment of the Rent and/or Additional Rent by the Tenant, or any other monies payable to the Landlord as provided for in this Lease, he will upon request pay the same and perform and observe all and every of the covenants and conditions herein contained on the part of the Tenant to be performed and observed and he will indemnify and save harmless the said Landlord and its successors and assigns from all loss and damage in respect thereof and the liability under this covenant shall continue to subsist notwithstanding the giving of time for payment of the said Rent and/or Additional Rent or any other monies payable by the Tenant, and/or the varying of the terms for payment of the said Rent and/or Additional Rent, or any other monies payable by the Tenant, and/or notwithstanding the bankruptcy or insolvency of the Tenant.

39. GENERAL PROVISIONS

a) The words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender, and words importing persons shall include firms and corporations and vice versa.

b) Unless the context otherwise requires, the word "Landlord" and the word "Tenant" wherever used herein shall be construed to include and shall mean the executors, administrators, successors and/or assigns of the said Landlord and Tenant, respectively, and when there are two or more Tenants bound by the same covenants herein contained, their obligations shall be joint and several.

c) The Landlord and Tenant specifically covenant and agree that no partnership, joint venture or agency relationship is created or intended to be created between the Landlord and the Tenant pursuant to this Lease. The parties hereby acknowledge that the only relationship between them is that of Landlord and Tenant.

d) This Lease may not be amended or altered except by instrument in writing signed by the Landlord and Tenant.

e) Time shall be of the essence in this Agreement.

40. BURDEN AND BENEFIT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, executors, successors and assigns.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the day and year first-above mentioned.

SIGNED, SEALED and DELIVERED	AVONDALE STORES LIMITED
in the presence of:	Per:

/s/ Larry R. Stewart
Larry R. Stewart - President
I have the authority to bind the
Corporation

JBI (CANADA) INC.
Per:

/s/ John W. Bordynuik
John W. Bordynuik - President
I have the authority to bind the
Corporation

/s/ John W. Bordynuik	/s/ John W. Bordynuik
Witness the signature of	John W. Bordynuik
John W. Bordynuik

SCHEDULE A

LEGAL DESCRIPTION OF DEMISED PREMISES

Part of Township Lot No. 183, designated as Parts 1 and 2 on Reference
Plan 59R-6752, in the City of Thorold, in the Regional Municipality of Niagara.